Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the inclusion in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Brown Shoe Company, Inc. for the offer to exchange $200,000,000 7 1/8% Senior Notes due 2019 for $200,000,000 7 1/8% Senior Notes Due 2019 of our report dated July 14, 2011, with respect to the consolidated financial statements of American Sporting Goods Corporation and Subsidiaries included therein for the year ended December 31, 2010.
/s/ Ernst & Young, LLP
St. Louis, Missouri
July 14, 2011